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Exhibit 99.2


                                   AGREEMENT

This agreement is entered into this 15th day of June, 1997 between SAF T LOK INCORPORATED (hereinafter "Saf T Lok") a Florida corporation with its primary office located at 18245 SE Federal Highway, Tequesta, Florida 33469, and WEST MARKETING INDUSTRIES (hereinafter "WMI") a Florida corporation with its primary office located at 1000 West McNab Road, Pompano Beach, Florida 33069.

WHEREAS, Saf T Lok is in the business of marketing gun locks and is in its developmental and early marketing stages

WHEREAS WMI is in the business of providing marketing services to mid-size and growing companies

WHEREAS the parties are desirous of WMI providing services to Saf T Lok and Saf T Lok receiving those services in a program in which WMI will receive the bulk of its fees in investment lettered stock

NOW the parties do herefore agree:

1. WMI shall provide Saf T Lok with all those services outlined in its letter of June 3rd (See Exhibit 1 and 2).

2. WMI shall provide additional services to Saf T Lok which in WMI and Saf T Lok's reasonable judgement are also required to help Saf T Lok achieve its success, including but not limited to advice and direction on marketing via the Internet and all forms of development of retail coop and direct response advertising.

3. For the purposed of this Agreement, invested letter stock shall be valued at a 25% discount from the average bid and asked price for the ten days preceding this agreement.

4. The cash portion of this agreement shall be payable on the 15th of each month, divided into 12 payments without interest or carrying charge commencing June 15th.

5.  Out of pocket expenses shall be billed as incurred.

6. WMI agrees that it will not represent any competitive companies manufacturing competitive gun products.

With intent to be legally bound, the parties do herefore affix their ands and seals

Saf T Lok Incorporated



by: /s/ John L. Gardner
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    John G. Gardner, President


West Marketing Industries, Inc.
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by: /s/ Steven West
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    Steven West, President